Exhibit 23.1

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of Amarin Corporation plc of our report dated 1 April 2005 relating to the financial statements which appear in Amarin Corporation plc’s Form 20-F as amended for the year ended 31 December 2004. We also consent to the references to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Cambridge, England
2 February 2006